MEDIMMUNE SHAREHOLDERS CLEAR THE WAY FOR
                            THREE-FOR-ONE STOCK SPLIT

Gaithersburg, MD, May 18, 2000 -- MedImmune, Inc. (Nasdaq: MEDI) announced today that at its Annual Shareholders' Meeting, shareholders voted to increase the number of authorized shares of MedImmune common stock from 120 million to 320 million. This action was a prerequisite for the company's previously announced three-for-one stock split to proceed.

MedImmune's three-for-one stock split will be paid in the form of a 200-percent stock dividend to all shareholders of record at the close of business on May 18, 2000. This stock dividend provides shareholders two additional shares for every share owned. Distribution of the new shares will occur on or about Friday, June 2, 2000. Shareholders who hold their stock in a brokerage account, will receive their new shares through their broker who will credit their account. Shareholders who maintain physical possession of their stock certificates will have their additional shares mailed to them. The company's stock will begin trading at the post-split price on Monday, June 5, 2000. Any shares traded between May 18 and June 5 will come with a "due-bill" entitling the buyer to two additional shares for each share purchased that will be distributed on or about June 7.

As of March 31, 1999, MedImmune had approximately 70 million shares of common stock outstanding. Following the split, the company will have approximately 210 million shares outstanding.

MedImmune, Inc. is a fully integrated biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, immune regulation and cancer. Headquartered in Gaithersburg, Maryland, MedImmune has manufacturing facilities in Frederick, Maryland and Nijmegen, the Netherlands, and an oncology subsidiary in West Conshohocken, Pennsylvania.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the company believes its operating results will reflect that seasonality for the foreseeable future. The company is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereonto duly authorized.

                                MEDIMMUNE, INC.
                               ----------------
                                  (Registrant)

June 2, 2000 By:

                               -----------------
                          David M. Mott, Vice Chairman
                           and Chief Financial Officer